EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Nautilus, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 333-204455, 333-126054, 333-46936 and 333-79643) on Form S-8 of Nautilus, Inc. of our report dated March 6, 2018, with respect to the consolidated balance sheet of Nautilus, Inc. as of December 31, 2017, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Nautilus, Inc.

/s/ KPMG LLP

Portland, Oregon
March 6, 2018